Exhibit (d)(h)(4)
EXHIBIT A
     This is Exhibit A to the Portfolio Management Agreement, by and among Pacific Select Fund, Pacific Life Fund Advisors LLC and BlackRock Investment LLC dated September 26, 2006 as amended May 1, 2007.
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2009
     The Investment Adviser will pay to the Portfolio Manager a monthly fee based on the combined average daily net assets of the Portfolios at an annual rate equal to:

Rate (%)	Break Point (assets)
0.04%	on first $300 million
0.02%	on excess

Portfolios:	Equity Index Portfolio Small-Cap Index Portfolio PD Large-Cap Value Index Portfolio PD Large-Cap Growth Index Portfolio PD Small-Cap Value Index Portfolio PD Small-Cap Growth Index Portfolio
     The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed effective the day and year first written above.
PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs
Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	Chairman, President and Chief Executive Officer	Title:	VP and Secretary

BLACKROCK INVESTMENT MANAGEMENT, LLC

By: Name:	/s/ Frank Porcelli Frank Porcelli
Title:	Managing Director

PACIFIC SELECT FUND

By: Name:	/s/ James T. Morris James T. Morris
Title:	Chairman and Chief Executive Officer